EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registrtation Statement No. 33-35299 and No. 333-35829 of the Neiman Marcus Group, Inc. and subsidiaries on Form S-8 of our report dated August 28, 1997, appearing in this Annual Report on Form 10-K of the Neiman Marcus Group, Inc. and subsidiaries for the year ended August 2, 1997.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 27, 1997

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